Exhibit 10.6

GUARANTEE OF PAYMENT

(LIMITED)

THIS GUARANTEE OF PAYMENT (this “Guarantee”) is executed as of October 29, 2012, by CONNECTICUT WATER SERVICE, INC., a Connecticut corporation (hereinafter referred to as the “Guarantor”), in favor of CoBANK, ACB, a federally chartered instrumentality of the United States (hereinafter referred to as “CoBank”).

BACKGROUND

THE CONNECTICUT WATER COMPANY, Clinton, Connecticut, a Connecticut corporation (the “Company”) has applied to CoBank for a loan or loans or other financial accommodations in an aggregate principal amount not to exceed $54,645,000.00. Subject to and on the terms and conditions set forth in that certain Master Loan Agreement No. RI1087 dated as of October 29, 2012 (the “Master Loan Agreement”), as supplemented by that certain Promissory Note and Single Advance Term Loan Supplement No. RI1087T01 in a principal amount not to exceed $8,000,000.00 and dated as of even date with the Master Loan Agreement, and by that certain Promissory Note and Single Advance Term Loan Supplement No. RI1087T02 in a principal amount not to exceed $14,795,000.00 and dated as of even date with the Master Loan Agreement, and by that certain Promissory Note and Single Advance Term Loan Supplement No. RI1087T03 in a principal amount not to exceed $17,045,000.00 and dated as of even date with the Master Loan Agreement, and by that certain Promissory Note and Single Advance Term Loan Supplement No. RI1087T04 in a principal amount not to exceed $14,805,000.00 and dated as of even date with the Master Loan Agreement (the Master Loan Agreement, as supplemented, is hereinafter referred to as the “Loan Agreement”), CoBank is willing to extend that credit to the Company. One of the conditions of the Loan Agreement is that the Company obtain the guarantee of the Guarantor in the form hereof. In satisfaction of that condition and intending to benefit by the extension of credit contemplated by the Loan Agreement, the Guarantor is entering into this Guarantee.

NOW, THEREFORE, in order to induce CoBank to extend credit to the Company and for good and valuable other consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

SECTION 1.        Guarantee.   The Guarantor hereby unconditionally and irrevocably guarantees to CoBank the punctual payment when due (whether at stated maturity, as accelerated, or as renewed, refinanced or extended from time to time), of all indebtedness, obligations and liabilities of the Company to CoBank arising under the Loan Agreement, all instruments and documents executed or furnished in connection therewith, and all amendments, supplements, restatements or replacements thereto or thereof (hereinafter collectively referred to as the “Loan Documents”). Such indebtedness, obligations and liabilities shall include all principal, interest, fees, surcharges, reimbursement obligations, expenses, stock subscription charges and all other obligations of the Company arising under the Loan Documents. Notwithstanding the foregoing or anything else contained in this Guarantee or the Loan Agreement to the contrary, the Guarantor’s obligations hereunder shall be limited to the lesser of: (i) $1,000,000.00 of the amount outstanding under the Loan Agreement; or (ii) the actual amount outstanding under the Loan Agreement, as that amount may vary from time to time. The foregoing shall hereinafter collectively be referred to as the “Guaranteed Obligations”.

SECTION 2.        Guarantee of Payment; Waiver of Defenses, Etc.    This Guarantee is a guarantee of payment and not of collection. The Guarantor acknowledges and agrees that this Guarantee is an absolute and independent obligation of the Guarantor and therefore waives any right to require that any action be brought against the Company, another guarantor or any other person or entity which is liable for all or any part of the Guaranteed Obligations, or to require that resort be had at any time to any security for the Guaranteed Obligations or to any right of setoff or similar right. The Guarantor’s obligations hereunder shall be payable on demand and shall be absolute and unconditional irrespective of (and the Guarantor hereby expressly waives any defense or claim of discharge based on): (i) the alteration or modification from time to time (whether material or otherwise) of the Guaranteed Obligations, including the date, time, and place of payment, an increase or decrease in the rate or rates of interest accruing on the Guaranteed Obligations, the period during which the Guaranteed Obligations may be made, the amount of the

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Guaranteed Obligations or otherwise; (ii) the waiver by CoBank of the Company’s compliance with any of the terms and conditions of the Loan Documents; (iii) the forbearance by CoBank from exercising any right or remedy it may have under the Loan Documents or under law; (iv) any inability, failure, neglect or omission to obtain, perfect, maintain, enforce, or realize upon any collateral for the Guaranteed Obligations, or to pursue or obtain any deficiency judgment against the Company following any foreclosure of any security interest, mortgage or deed of trust; (v) the loss or impairment of any collateral, the subordination or release of CoBank’s lien thereon, or the sale, pledge, surrender, exchange or substitution of any collateral; (vi) CoBank releasing, waiving, discharging, or modifying the obligations of one or more other guarantors (whether a party hereto or to a separate agreement with CoBank); (vii) the acceptance by CoBank of any partial payment on the Guaranteed Obligations or any collateral therefor, or CoBank settling, subordinating, compromising, discharging, or releasing the Guaranteed Obligations or any collateral therefor; (viii) the enforceability of the Loan Documents; (ix) any defenses or counterclaims assertable by the Company, including any defense or counterclaim based on failure of consideration, fraud, statute of frauds, bankruptcy, statute of limitations, lender liability, and accord and satisfaction; (x) any setoff, counterclaim, recoupment or similar right assertable by the Company, the Guarantor, or other guarantor (whether a party hereto or to a separate guarantee); or (xi) any other circumstance which constitutes a legal or equitable discharge of a guarantor or surety. This Guarantee shall continue in full force and effect until five business days after written notice of termination shall have been received by CoBank. Notwithstanding the foregoing, such notice of termination shall not be effective as to any Guaranteed Obligations: (1) existing prior to the effective date of termination; (2) arising thereafter pursuant to any commitment to extend credit entered into prior to the effective date of such notice (regardless of whether CoBank has or from time to time acquires a right to suspend or terminate such commitment owing to the occurrence of a default or otherwise); (3) any extensions, renewals, or refinancings of any Guaranteed Obligations referred to in (1) or (2) above made before or after the effective date of termination; and (4) interest, fees, expenses, and other Guaranteed Obligations relating to any of the foregoing. In addition, no such notice of termination shall in any manner impair or alter CoBank’s rights or obligations hereunder with respect to such Guaranteed Obligations (including under Sections 2 and 5 hereof) or affect or impair the obligations of any other guarantor (whether a party hereto or to a separate guarantee).

SECTION 3.        Intentionally Deleted.

SECTION 4.        Recovery of Payment.  If any payment received by CoBank and applied to the Guaranteed Obligations is subsequently set aside, recovered, rescinded, or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Company), the Guaranteed Obligations to which such payment was applied shall for the purposes of this Guarantee and all instruments or documents executed in connection herewith or securing the Guarantor’s obligations hereunder, be deemed to have continued in existence, and this Guarantee shall be enforceable as to such Guaranteed Obligations as fully as if such applications had never been made.

SECTION 5.        Information Regarding Company; Waiver of Notices, Etc.  The Guarantor assumes responsibility for keeping fully informed of the financial condition of the Company, its liability hereunder and all other circumstances affecting the Company’s ability to pay and perform the Guaranteed Obligations. The Guarantor agrees that CoBank shall have no duty to report to or notify the Guarantor of: (i) any information which CoBank shall receive about the financial condition of the Company (including adverse matters); (ii) the Company’s performance under the Loan Documents (including nonpayment or the occurrence of any other default); (iii) any circumstances bearing on the Company’s ability to perform the Guaranteed Obligations; (iv) any increases in the amount of the Guaranteed Obligations or any renewals, extensions or refinancing(s) of any Guaranteed Obligation; (v) any actions taken by CoBank or the Company under any Loan Document; (vi) any matters relating to another guarantor; (vii) any matter set forth in Section 2 hereof; or (viii) any other matter relating to the Guaranteed Obligations; and the Guarantor hereby expressly and unconditionally waives any defense or claim of discharge based on the failure of CoBank to report to or notify the Guarantor of any such information. In addition, the Guarantor hereby acknowledges that it has entered into this Guarantee based upon its own independent knowledge of or investigation into the affairs of the Company and any other guarantor (whether a party hereto or to a separate guarantee) and has not relied in any respect on CoBank or any officers, employees, or agents thereof.

Limited Guarantee of Payment	-3-

SECTION 6.        Representations and Warranties.    The Guarantor hereby represents and warrants as follows:

(A)         The execution, delivery and performance by the Guarantor of this Guarantee and all instruments and documents executed in connection herewith have been duly authorized by all requisite corporate or other action and do not and will not: (i) conflict with, or constitute (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default under, any other agreement to which the Guarantor is a party or by which it or any of its property may be bound or affected, or with any provision of its articles of incorporation, bylaws or other organizational documents; (ii) require the consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Guarantor is a party or by which it or any of its property may be bound or affected, except as has been obtained and are in full force and effect; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect applicable to it; or (iv) result in, or require, the creation or imposition of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties now owned or hereafter acquired.

(B)         The Guarantee and each instrument and document executed in connection herewith, or when executed and delivered will be, is the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally.

SECTION 7.       Covenants.    While this Guarantee is in effect, the Guarantor agrees to comply with all covenants set forth in all loan and other credit agreements between the Guarantor and CoBank, whether now existing or hereafter entered into, and all amendments, supplements, restatements and replacements to or of any such agreements, which covenants are hereby, and shall hereafter continuously be, incorporated by reference.

SECTION 8.       Notices, Etc.  All notices provided for herein shall be in writing (including facsimile) and shall be mailed or delivered to the following addresses or facsimile numbers or to such other address or facsimile number as either party may specify by notice to the other: (a) If to CoBank, to P.O. Box 5110, Denver, Colorado 80217-5110 (for general correspondence purposes), or to 5500 South Quebec Street, Greenwood Village, Colorado 80111-1914 (for direct delivery purposes, when desired), Attention: Credit Information Services, Fax No.: (303) 224-6101; and (b) if to the Guarantor, to Connecticut Water Service, Inc., 93 West Main Street, Clinton, CT 06418, Attention: Mr. David Benoit, Fax No. (860) 669-8630.

SECTION 9.      Expenses.  In the event CoBank employs counsel to protect or enforce its rights hereunder against the Guarantor, all reasonable attorneys’ fees arising from such services and all expenses, costs, and charges in any way or respect arising in connection therewith or relating thereto shall be paid by such Guarantor to the extent allowed by law.

SECTION 10.    Amendments, Etc.  This writing is intended by the parties as the final expression of their agreement and is also intended as a complete and exclusive statement of the terms of that agreement. No amendment or waiver of any provision of this Guarantee nor consent to any departure by the Guarantor herefrom shall be effective unless the same shall be in writing and signed by CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 11.    No Waiver; Remedies.    No failure on the part of CoBank to exercise, and no delay in exercising, any right hereunder shall operate as waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 12.    Governing Law.  Except to the extent governed by applicable Federal law, this Guarantee shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

SECTION 13.    Notice of Acceptance.  The Guarantor hereby waives notice of acceptance hereof.

SECTION 14.    Joint and Several.    If more than one person or entity executes this Guarantee, the obligations of such person or entities shall be joint and several.

SECTION 15.    Security.  This Guaranty is unsecured.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed as of the date shown above by its duly authorized officers.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit

Title:	Vice President and Chief Financial Officer